UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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McKesson Corporation

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McKesson Corporation
One Post Street
San Francisco, CA 94104-5296
415.983.8300

Annual Meeting of Stockholders
July 27, 2011
Supplemental Information Regarding Proposal No. 3
Advisory Vote on Executive Compensation
At the 2011 Annual Meeting, our stockholders will vote on an advisory resolution to approve the compensation of our named executive officers (“NEOs”). This resolution — commonly known as the “say-on-pay proposal” — appears as Proposal No. 3 in our proxy materials. Our Board of Directors has unanimously recommended that you vote FOR Proposal No. 3.
The two leading proxy advisory firms acknowledge our favorable stock performance and financial results, a 13% decrease in CEO compensation in the last year, and several positive changes to our executive compensation program. Yet they have reached different conclusions on our say-on-pay proposal. While ISS Proxy Advisory Services recommends that stockholders vote against the proposal, Glass Lewis & Co. recommends that stockholders vote for the proposal, stating that McKesson “is responding to shareholder concerns and has implemented positive changes in its programs and policies.”
For the reasons set forth below and in our 2011 proxy statement, we believe McKesson’s executive compensation program directly links pay with performance, and we urge you to vote FOR Proposal No. 3, the advisory vote on executive compensation.
Strong Financial and Operational Performance. The following graphs demonstrate McKesson’s outstanding performance.

The table to the right, which is further described on page 27 of our 2011 proxy statement, shows McKesson’s total revenue and EPS growth over the last five fiscal years as it is reviewed by the Board and the Compensation Committee when assessing the performance of the organization, our operating segments and our senior management.

The table to the right, which is further described on page 28 of our 2011 proxy statement, demonstrates that McKesson’s total stockholder return has substantially outperformed the S&P 500 and the Value Line Healthcare Sector index over the last one-, three-, five- and ten-year periods.

Compensation Committee Actively Engaged. As noted above, McKesson has a strong “pay for performance” culture. As you have seen on page 36 of our 2011 proxy statement, 93% of our CEO’s target direct compensation, and 89% of our other NEOs’ target direct compensation, is variable, meaning that the ultimate amount that they realize as income is dependent on McKesson’s financial and/or operational performance.
In keeping with our pay for performance philosophy, and taking into consideration feedback from stockholders, our Compensation Committee has implemented a number of important changes to our executive compensation program. As discussed on page 29 of our 2011 proxy statement, in the last year alone, our Compensation Committee has approved the following with respect to our executive officers:
•	new and additional financial performance metrics to be applied to each of our executive incentive programs,

•	elimination of the subjective individual performance factor from our restricted stock unit program,

•	a 33% reduction in the maximum payment opportunity, from 300% to 200% of target, under our cash long-term incentive plan, beginning with the FY 2012-FY 2014 award, and

•	deletion of General Electric and Oracle from our compensation peer group.
Over the last five years, our Compensation Committee has steadily taken steps to eliminate benefits and strengthen the alignment of our executives’ interests with those of our stockholders. These changes are described on page 30 of our 2011 proxy statement and summarized below:
•	Froze, and are phasing out, our executive death benefit program and the Executive Benefit Retirement Plan,

•	Discontinued our executive medical and disability programs,

•	Added a new performance metric to our long-term cash incentive program,

•	We have not paid a gross-up on executive perquisites since 2008,

•	Adopted a policy prohibiting any new arrangement that would provide for a gross-up on excise taxes,

•	We have not entered into a new executive officer employment agreement in over 10 years,

•	Strengthened our executive stock ownership guidelines, and

•	Expanded and clarified our incentive claw-back policy.
Given McKesson’s financial performance over the last several years, our pay for performance philosophy and the steps our Compensation Committee has taken to adjust our direct compensation targets and goals to further link executive pay with McKesson’s financial performance, we respectfully request that you vote FOR Proposal No. 3.
Your vote is important to us, and we appreciate your ongoing support of McKesson.
If you would like to speak with us about this or any of the proposals in our 2011 proxy statement, please feel free to call us at 1-800-826-9360.

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